State of New York } ss:
Department of State }

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

Witness my hand and seal of the Department of State on **September 21, 2006**

STATE OF NEW YORK ★ DEPARTMENT OF STATE ★

Special Deputy Secretary of State

DOS-1266 (Rev. 11/05)

CSC 45
DRAW DOWN

f030623000624

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SPATIALIGHT, INC.

(Under Section 805 of the Business Corporation Law)

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is SpatiaLight, Inc. (hereinafter called the "Corporation").

2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on September 27, 1989 under the name Sayett Acquisition Company, Inc.

3. The Certificate of Incorporation is hereby amended to increase the number of authorized shares of the Corporation.

4. To accomplish the foregoing amendment, paragraph "4." of the Certificate of Incorporation, which pertains to the number of authorized shares of the Corporation, is hereby amended by increasing the number of authorized shares of the Corporation. Pursuant to the foregoing, Article "4." of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

> "4. The aggregate number of shares which the Corporation shall have authority to issue is fifty million (50,000,000) shares of one class only, which shares are of the par value of one cent ($.01) per share."

5. The foregoing amendment of the Certificate of Incorporation was authorized by the unanimous consent in writing of the directors of the Corporation followed by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned does hereby affirm that the statements made herein are true under the penalties of perjury this 20th day of June, 2003.

Lawrence Matteson 6/20/03

Lawrence Matteson, Chairman of the Board

C63718-170788/1069693v1